Exhibit 23(j) Independent Auditor's Consent

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement of our report dated November 14, 2003 included in the October 31, 2003 Annual
Report to the shareholders of The Penn Street Fund, Inc. (comprising, respectively, the McGlinn Balanced Portfolio, Baldwin Large Cap Growth Portfolio, Penn Street Advisors Select Equity Portfolio, Berkshire Advisors Select Equity Portfolio and Cumberland Taxable Income Portfolio), and to the references to our firm under the caption "Financial Highlights" in the prospectus and under the captions "Independent Public Accountants" and "Independent Accountants" in the Statement of Additional Information.

/s/ BRIGGS, BUNTING & DOUGHERTY, LLP

BRIGGS, BUNTING & DOUGHERTY, LLP

PHILADELPHIA, PENNSYLVANIA
FEBRUARY 25, 2004